Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Description of the Merger and Financing

On March 19, 2026, TEGNA Inc., a Delaware corporation (“TEGNA”), became a wholly owned subsidiary of Nexstar Media Group, Inc. (“Nexstar”) as a result of the merger of Teton Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Nexstar (“Merger Sub”), with and into TEGNA (the “Merger”), with TEGNA surviving the Merger as a wholly owned subsidiary of Nexstar. The Merger was effected pursuant to the previously announced Agreement and Plan of Merger, dated as of August 18, 2025 (the “Merger Agreement”), by and among Nexstar, Merger Sub and TEGNA.

Pursuant to the terms of the Merger Agreement, upon completion of the Merger, each issued and outstanding equity of TEGNA immediately prior to the closing of the Merger was converted into the right to receive $22 in cash (the “Merger Consideration”). All vested and unvested time-based and performance-based equity-based awards of TEGNA that are granted prior to August 18, 2025 and outstanding immediately prior to the effective time of the Merger vested in full and were converted into the right to receive the Merger Consideration. Each TEGNA time-based and performance-based restricted stock unit granted on or after August 18, 2025 were converted into a time-based restricted stock unit based on the Merger Consideration and the terms of the Merger Agreement.

On August 18, 2025, Nexstar entered into a debt commitment letter, which was subsequently amended and restated on September 11, 2025. Under this agreement, a syndicate of financial institutions committed to provide up to $5.725 billion in debt financing to support the Merger, the refinancing of certain TEGNA outstanding indebtedness, and related transactions. In connection with the Merger, Nexstar intends to issue $1,725 million of unsecured notes due 2034 to redeem all of Nexstar’s outstanding 5.625% senior notes due 2027. The Merger, the transaction costs and expenses, and the related debt financing (including the issuance of the new unsecured notes and redemption of the existing Nexstar senior notes due 2027) are collectively referred to as the “Transactions”.

In connection with the regulatory approval of the Merger, Nexstar made certain commitments to the Federal Communications Commission (the “FCC”) including to divest six televisions stations within two years, provided that a waiver of the FCC’s local television ownership rule remains necessary under FCC rules at that time. No agreement has been executed with any prospective buyer at this time.

Basis of Presentation

The following unaudited pro forma financial information combines the historical consolidated financial position and results of operations of Nexstar and TEGNA after giving effect to the Transactions. The unaudited pro forma condensed combined balance sheet assumes that the Transactions consummated on December 31, 2025. The unaudited pro forma condensed combined statements of operations assumes that the Transactions consummated on January 1, 2025.

The unaudited pro forma condensed combined financial information are derived from and should be read in conjunction with the audited historical consolidated financial statements of Nexstar as of and for the year ended December 31, 2025, and the related notes; and the audited historical consolidated financial statements of TEGNA as of and for the year ended December 31, 2025, and the related notes.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and does not purport to represent what the actual combined results of operations or the combined financial position of the combined company would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position. The unaudited pro forma condensed combined financial information does not reflect any cost savings or other synergies that management of Nexstar believes could have been achieved had the Transactions been completed on the dates assumed.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X, as amended by Release No. 33-10786. The pro forma adjustments include those that reflect the accounting for the Transactions in accordance with U.S. GAAP, including:

•
application of the acquisition method of accounting under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”), where the estimated purchase price is allocated to the assets and liabilities at their respective estimated fair values;
•
adjustments to reflect the debt financing transactions;
•
adjustments to reflect transaction costs and expenses in connection with the Merger; and
•
adjustments to reflect the related tax effects of the preliminary pro forma adjustments.

The purchase price and pro forma adjustments are preliminary and reflect estimates and assumptions based on currently available information. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. Upon completing the Transactions, the final accounting adjustments could be materially different from the unaudited pro forma adjustments presented herein. The assumptions underlying the preliminary estimate of purchase price and pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma condensed combined financial information.

NEXSTAR MEDIA GROUP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2025
(in millions)

	Nexstar Historical	TEGNA Historical	Reclass Adjustments (Note 1)		Transaction Accounting Adjustments— Debt Financing (Note 3)		Transaction Accounting Adjustments— Merger (Note 3)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$280	$291	$-		$3,442	3(a)	$(3,805)	3(a)	$208
Accounts receivable, net of allowance for credit losses	1,075	627	-		-		-		1,702
Broadcast rights	61	27	-		-		-		88
Prepaid expenses and other current assets	57	36	-		-		-		93
Total current assets	1,473	981	-		3,442		(3,805)		2,091
Property and equipment, net	1,158	425	-		-		404	3(b)	1,987
Goodwill	2,910	3,016	-		-		(734)	3(c)	5,192
FCC licenses	2,949	-	2,124	1(a)	-		(118)	3(b)	4,955
Network affiliation agreements, net	1,305	-	123	1(a)	-		1,306	3(b)	2,734
Other intangible assets, net	282	2,274	(2,247)	1(a)	-		60	3(b)	369
Investments	396	-	42	1(b)	-		-		438
Other noncurrent assets, net	373	178	(42)	1(b)	-		(32)	3(d)	477
Total assets	$10,846	$6,874	$-		$3,442		$(2,919)		$18,243
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$111	$-	$-		$496	3(e)	$-		$607
Accounts payable	133	93	-		-		-		226
Broadcast rights payable	48	-	140	1(c)	-		-		188
Accrued expenses	314	337	(140)	1(c)	(81)	3(f)	(3)	3(f)	427
Operating lease liabilities	41	-	-		-		-		41
Other current liabilities	64	-	-		-		-		64
Total current liabilities	711	430	-		415		(3)		1,553
Debt	6,222	2,531	-		3,039	3(e)	30	3(e)	11,822
Deferred tax liabilities	1,354	591	-		-		415	3(g)	2,360
Other noncurrent liabilities	497	166	-		-		(60)	3(h)	603
Total liabilities	8,784	3,718	-		3,454		382		16,338
Commitments and contingencies
Redeemable noncontrolling interests	19	-	-		-		-		19
Stockholders’ equity:
Preferred stock	-	-	-		-		-		-
Common stock	-	168	-		-		(168)	3(i)	-
Additional paid-in capital	1,331	29	-		-		(29)	3(i)	1,331
Retained earnings	3,537	3,173	-		(12)	3(j)	(3,318)	3(i)(j)	3,380
Accumulated other comprehensive loss	(15)	(102)	-		-		102	3(i)	(15)
Treasury stock	(2,789)	(112)	-		-		112	3(i)	(2,789)
Total Nexstar stockholders’ equity	2,064	3,156	-		(12)		(3,301)		1,907
Noncontrolling interests	(21)	-	-		-		-		(21)
Total stockholders’ equity	2,043	3,156	-		(12)		(3,301)		1,886
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$10,846	$6,874	$-		$3,442		$(2,919)		$18,243

See the accompanying notes to the unaudited pro forma condensed combined financial information.

NEXSTAR MEDIA GROUP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025
(in millions, except for share and per share information)

	Nexstar Historical	TEGNA Historical	Reclass Adjustments (Note 1)		Transaction Accounting Adjustments— Debt Financing (Note 3)		Transaction Accounting Adjustments— Merger (Note 3)		Pro Forma Combined
Net revenue	$4,949	$2,712	$-		$-		$(3)	3(k)	$7,658
Operating expenses:
Direct operating, excluding depreciation and amortization	2,235	1,730	(39)	1(d)	-		(3)	3(k)	3,923
Selling, general, and administrative, excluding depreciation and amortization	1,063	442	-		-		166	3(l)	1,671
Amortization of broadcast rights	314	-	39	1(d)	-		-		353
Depreciation and amortization of intangible assets	471	97	-		-		78	3(m)	646
Goodwill and long-lived asset impairments	14	-	-		-		-		14
Other	3	-	-		-		4	3(n)	7
Total operating expenses	4,100	2,269	-		-		245		6,614
Income from operations	849	443	-		-		(248)		1,044
Income from equity method investments, net (excluding impairment)	30	-	-		-		-		30
Impairment of equity investments	(381)	-	(15)	1(e)	-		-		(396)
Interest expense, net	(379)	(132)	-		(514)	3(o)	126	3(o)	(899)
Pension and other postretirement plans credit, net	31	-	(7)	1(e)	-		-		24
Other expenses, net	-	(22)	22	1(e)	-		-		-
Income (loss) before income taxes	150	289	-		(514)		(122)		(197)
Income tax (expense) benefit	(67)	(69)	-		129	3(p)	7	3(p)	-
Net income (loss)	83	220	-		(385)		(115)		(197)
Net (income) loss attributable to noncontrolling interests	26	-	-		-		-		26
Net income (loss) attributable to Nexstar	$109	$220	$-		$(385)		$(115)		$(171)

Net income (loss) per common share attributable to Nexstar:
Basic	$3.04							3(q)	$(6.19)
Diluted	$3.00							3(q)	$(6.19)
Weighted average number of common shares outstanding:
Basic (in thousands)	30,349							3(q)	30,349
Diluted (in thousands)	30,707							3(q)	30,349

See the accompanying notes to the unaudited pro forma condensed combined financial information.

NEXSTAR MEDIA GROUP, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Presentation and Reclassification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, using information currently available, certain presentation and reclassification adjustments have been made to the historical presentation of TEGNA’s financial statements in order to conform to the presentation of Nexstar. Within a reasonable time following the closing of the Transactions, Nexstar will finalize its review of TEGNA’s accounting policies and financial statement classifications. Upon completion of that review, differences may be identified in the accounting policies and financial classifications of Nexstar and TEGNA that when conformed, could have a material impact on the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

The following reclassification adjustments were made to conform the presentation of TEGNA’s historical consolidated balance sheet as of December 31, 2025, to Nexstar’s presentation:

1(a) Represents a reclassification from Other intangible assets, net to FCC licenses and Network affiliation agreements, net.

1(b) Represents a reclassification from Other noncurrent assets, net to Investments.

1(c) Represents a reclassification from Accrued expenses to Broadcast rights payable.

The following reclassification adjustments were made to conform the presentation of TEGNA’s historical consolidated statements of operations for the year ended December 31, 2025, to Nexstar’s presentation:

1(d) Represents a reclassification from Direct operating expenses, excluding depreciation and amortization, to Amortization of broadcast rights.

1(e) Represents a reclassification from Other expenses, net to Pension and other postretirement plans credit, net, and impairment of equity investments.

Note 2. Preliminary Purchase Price and Allocation

Preliminary Purchase Price

The following table summarizes the preliminary estimate of the purchase price calculated in accordance with FASB ASC 805 (in millions):

Cash consideration(1)	$3,650
Other(2)	6
Total Preliminary purchase price	$3,656
(1)
Based on 165.9 million TEGNA shares, including common stock outstanding and certain unvested equity awards, at $22 cash consideration per share pursuant to the Merger Agreement.
(2)
Includes the settlement of certain TEGNA retirement plan obligations of $4 million and estimated employer payroll taxes related to payout of certain unvested equity awards of $2 million.

Allocation of Preliminary Purchase Price

ASC 805 requires that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The excess of the purchase price over the fair value of identifiable assets and liabilities is recorded as goodwill. For purposes of the unaudited pro forma condensed combined balance sheet, the preliminary purchase price has been allocated to TEGNA’s assets and liabilities based upon Nexstar’s preliminary estimate of their fair values. These estimates were developed using benchmark analyses, due diligence findings, information obtained from TEGNA’s SEC filings and other market participant assumptions.

The final purchase price allocation will be completed as soon as practicable following the completion of the Merger and will reflect the fair values of the assets acquired and liabilities assumed as of the acquisition date. The final purchase price allocation could materially differ from the amounts presented herein. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information is obtained and as further analyses and valuation procedures are completed.

The following table summarizes the allocation of the preliminary purchase price to the estimated fair values of the assets to be acquired and liabilities to be assumed in the Merger (in millions):

Preliminary Purchase Price	$3,656
Assets to be acquired:
Cash and cash equivalents	$291
Accounts receivable, net	627
Broadcast rights	27
Prepaid expenses and other current assets	36
Property and equipment, net	829
FCC licenses	2,006
Network affiliation agreements	1,429
Other intangible assets, net	87
Investments	42
Other noncurrent assets	104
Total estimated assets to be acquired	$5,478
Liabilities to be assumed:
Accounts payable	$93
Accrued expenses and other current liabilities	198
Broadcast rights payable	140
Debt	2,561
Deferred tax liabilities	1,006
Other noncurrent liabilities	106
Total estimated liabilities to be assumed	$4,104
Total estimated net assets to be acquired	$1,374
Estimated goodwill	$2,282

Property and equipment, excluding land of $120 million and construction in progress of $11 million, is depreciated over a weighted-average estimated useful life of 15 years. FCC licenses are classified as indefinite-lived intangible assets and are not amortized. The intangible assets attributable to network affiliation agreements are amortized over an estimated useful life of 15 years. Other definite-lived intangible assets (primarily customer relationships and developed technology) are amortized over a weighted-average estimated useful life of 5 years. A hypothetical 10% change in the valuation of network affiliation agreements and other definite-lived intangible assets would result in an approximate change in annual amortization expense of $11 million.

Goodwill is attributable to future synergies and cost reductions resulting from increased purchasing leverage of key expenses, the ability to leverage shared costs across a larger organization, and operational knowledge from experienced management. The actual amount of goodwill to be recorded in connection with the Merger could materially change once the fair value of assets acquired and liabilities assumed are completed.

Note 3. Transaction Accounting Adjustments

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments in the unaudited pro forma condensed combined balance sheet, which assumes that the Transactions had occurred as of December 31, 2025, are as follows:

3(a) Reflects the adjustments to cash and cash equivalents (in millions):

Transaction Accounting Adjustments—Financing:
Borrowing from revolving credit facility	$148
Issuance of term loan, net of financing costs and discounts	2,681
Repayment of term loan	(1,000)
Issuance of senior secured notes, net of financing costs and discounts	3,355
Borrowing from short term bridge facility, net of financing costs and discounts	478
Issuance of senior unsecured notes, net of financing costs and discounts	1,702
Repayment of Nexstar 5.625% senior unsecured notes due 2027	(1,714)
Amount borrowed from bridge facility	1,211
Repayment of amount borrowed from bridge facility	(1,211)
Repayment of TEGNA’s 4.625% senior unsecured notes due 2028	(1,000)
Repayment of TEGNA’s 5.0% senior unsecured notes due 2029	(1,114)
Payment for accrued interest on Nexstar 5.625% senior unsecured notes due 2027	(46)
Payment for accrued interest on TEGNA debt	(30)
Payment for other financing fees	(18)
$3,442

Transaction Accounting Adjustments—Merger:
Cash consideration (see Note 2)	$(3,650)
Payments for transaction-related costs, fees and expenses at acquisition	(149)
Settlement of certain TEGNA retirement plan obligations (see Note 2)	(4)
Other	(2)
$(3,805)

3(b) Represents the difference between the preliminary fair values and the historical book values of the following assets to be acquired (in millions):

Property and equipment, net	$404
FCC licenses	(118)
Network affiliation agreements	1,306
Other intangible assets, net	60

3(c) Reflects preliminary adjustments to goodwill, as follows (in millions):

Elimination of TEGNA historical goodwill	$(3,016)
Excess of estimated purchase price over the preliminary fair value of identifiable TEGNA's assets and liabilities (see Note 2)	2,282
$(734)

3(d) Reflects adjustments for (i) the use of TEGNA’s life insurance and trust funds of $56 million to settle certain retirement plan obligations at the closing of the Merger (see Note 3(h)), (ii) the elimination of TEGNA’s historical unamortized financing costs of $5 million and (iii) a preliminary purchase accounting adjustment to TEGNA’s right of use assets of $29 million related to favorable lease market terms amortized over an estimated lease term of 8 years.

3(e) Reflects the following adjustments to Debt (in millions):

	Current Portion of Debt	Long-Term Debt	Total
Transaction Accounting Adjustments—Financing:
Borrowing from revolving credit facility	$-	$148	$148
Issuance of term loan, net of financing costs and discounts(1)	28	2,653	2,681
Issuance of short-term bridge facility, net of financing costs and discounts(1)	478	-	478
Amount borrowed from bridge facility(2)	-	1,211	1,211
Repayment of TEGNA’s 4.625% senior unsecured notes due 2028(2)	-	(1,000)	(1,000)
Issuance of senior secured notes, net of financing costs and discounts(3)	-	3,355	3,355
Repayment of term loan(3)	(10)	(990)	(1,000)
Repayment of TEGNA’s 5.0% senior unsecured notes due 2029(3)	-	(1,114)	(1,114)
Repayment of amount borrowed from bridge facility(3)	-	(1,211)	(1,211)
Issuance of senior unsecured notes, net of financing costs and discounts(4)	-	1,702	1,702
Repayment of Nexstar 5.625% senior unsecured notes due 2027(4)	-	(1,714)	(1,714)
Eliminate historical unamortized premium on Nexstar 5.625% senior unsecured notes due 2027	-	(1)	(1)
	$496	$3,039	$3,535
(1)
The debt partially funded the purchase price of the Merger (see Notes 2 and 3(a)).
(2)
The debt funded the repayment of TEGNA’s 4.625% senior unsecured notes due 2028.
(3)
The debt funded the repayments of term loan, TEGNA’s 5.0% senior unsecured notes due 2029 and the amount borrowed from the bridge facility.
(4)
The debt was issued to refinance Nexstar’s 5.625% senior unsecured notes due 2027.

	Current Portion of Debt	Long-Term Debt	Total
Transaction Accounting Adjustments—Merger:
Eliminate historical discount on TEGNA debt	$-	$9	$9
Adjust assumed TEGNA debt to their estimated fair values	-	21	21
	$-	$30	$30

3(f) Represents the following adjustments to accrued expenses (in millions):

Transaction Accounting Adjustments—Financing:
Payment for accrued interest on Nexstar 5.625% senior unsecured notes due 2027	$(46)
Payment for accrued interest on TEGNA debt	(30)
Estimated tax effect of other financing fees (see Note 3(j))	(5)
$(81)

Transaction Accounting Adjustments—Merger:
Transaction-related costs, fees and expenses incurred but not paid at acquisition	$13
Estimated tax effect of the use of certain funds to settle certain TEGNA’s retirement plan obligations (see Note 3(h))	6
Estimated tax effect of transaction-related costs, fees and expenses (see Note 3(j))	(17)
Estimated tax effect of the elimination of TEGNA’s historical deferred financing costs and discounts (see Notes 3(d) and 3(e))	(3)
TEGNA retention bonus accrual to be paid at acquisition closing	(2)
$(3)

3(g) Represents adjustment to deferred tax liability resulting from the preliminary pro forma fair value adjustments to assets to be acquired and liabilities assumed based on the estimated blended statutory tax rate of 25%. This adjustment is preliminary due to further refinement of statutory income rates used to measure deferred taxes and changes in the estimates of the fair values of assets acquired and liabilities assumed in conjunction with the Merger and those changes could be material.

3(h) Represents (i) the expected settlement of TEGNA’s $60 million retirement plan obligations, funded by TEGNA’s $56 million life insurance and trust funds (see Note 3(d)) and $4 million cash on hand at acquisition closing (see Note 3(a)).

3(i) Represents adjustment to eliminate TEGNA’s historical equity balances as required in a business combination.

3(j) Represents the following adjustments to retained earnings (in millions):

Transaction Accounting Adjustments—Financing:
Estimated other financing fees	$(18)
Estimated tax effect of other financing fees	5
Eliminate historical unamortized premium on Nexstar 5.625% senior unsecured notes due 2027	1
$(12)

Transaction Accounting Adjustments—Merger:
Transaction-related costs, fees and expenses at acquisition	$(162)
Estimated tax effect of transaction-related costs, fees and expenses	17
$(145)

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments in the unaudited pro forma condensed combined statement of operations, which assume that the Transactions occurred as of January 1, 2025, are as follows:

3(k) Reflects the elimination of $3 million between net revenue and direct operating expenses resulting from transactions between Nexstar and TEGNA which would be eliminated upon consolidation.

3(l) Represents the following adjustments to selling, general and administrative expenses (in millions):

Transaction-related costs, fees and expenses at acquisition	$162
Stock-based compensation from assumed TEGNA equity awards for post-combination services	4
$166

During the year ended December 31, 2025, transaction related costs of $22 million for Nexstar and $23 million for TEGNA were included in their respective historical statements of operations. All transaction-related costs, fees and expenses will not affect Nexstar’s statement of operations beyond 12 months after the acquisition date.

3(m) Reflects the adjustments to depreciation of property and equipment and amortization of intangible assets (in millions):

New tangible asset depreciation	$62
New intangible asset amortization(1)	113
Eliminate historical depreciation	(62)
Eliminate historical amortization	(35)
$78
(1)
Includes $95 million attributable to network affiliation agreements and $18 million attributable to other definite-lived intangible assets.

3(n) Represents a pro forma adjustment to reflect the amortization of the preliminary fair value allocated to favorable lease market terms related to right of use assets (see Note 3(d)).

3(o) Reflects adjustments made to Interest expense, net (in millions):

Transaction Accounting Adjustments—Financing:
Interest expense on Nexstar’s new financing	$(568)
Removal of Nexstar’s historical interest expense on 5.625% unsecured notes due 2027	95
Payment for other financing fees (see Note 3(j))	(18)
Amortization of debt issuance costs on Nexstar’s new financing	(23)
$(514)
Transaction Accounting Adjustments—Merger:
Removal of TEGNA’s historical interest expense	$126

The interest expense on Nexstar’s new debt to be incurred in connection with the Merger was recognized using a blended interest rate of 6.6%. The components of interest rates on new term loans, short-term bridge facility and new revolving loans include (i) an applicable margin that varies pursuant to a leverage ratio grid and (ii) a monthly SOFR. Thus, the actual interest expense incurred on new debt may differ materially from the amounts set forth above. If interest rate were to increase or decrease by 1/8 of 1.0%, the interest expense would increase or decrease by approximately $3 million.

3(p) Represents the tax impact at estimated blended statutory tax rate of 25%. Based on a preliminary analysis performed, approximately $67 million of the total $162 million transaction-related costs were deemed deductible for pro forma income tax adjustment purposes. The estimated tax rates used for the unaudited pro forma condensed combined financial information are preliminary and will likely vary from the actual effective rate in periods after the completion of the Merger based upon the final determination of the fair value of the acquired assets and assumed liabilities.

3(q) The unaudited pro forma combined basic and diluted earnings per share calculations are based on the weighted average basic and diluted shares of Nexstar. The following table summarizes the computation of the unaudited pro forma basic and diluted net income per share ($ in millions, except per share amounts, and shares in thousands):

Pro forma combined net loss attributable to Nexstar Media Group, Inc.	$(171)
Accretion of redeemable noncontrolling interests	(17)
Pro forma combined net loss attributable to common stock	$(188)

Weighted average shares outstanding – basic	30,349
Weighted average shares outstanding – diluted	30,349

Pro forma net loss per share attributable to common stock – basic	$(6.19)
Pro forma net loss per share attributable to common stock – diluted	$(6.19)